SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2006

ACME COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-27105 (Commission File Number)	33-0866283 (I.R.S. Employer Identification No.)

2101 E. Fourth Street, Suite 202 A
Santa Ana, California, 92705
(714) 245-9499
(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

         On March 29, 2006, we completed the restructuring of our credit facilities, entering into the Third Amended and Restated Loan and Security Agreement (the “Amended Foothill Facility”) with our senior facility lenders and amending the Second Lien Loan and Security Agreement (“SLTL”). The Amended Foothill Facility (a) eliminates all financial covenants effective December 31, 2005, (b) provides for an initial $10 million borrowing to reduce our outstanding balance on our SLTL and (c) resets the maximum borrowings under the facility to the lesser of $60 million or 50% of our stations’ aggregate appraised “STAC” (start-up station with affiliation contract) values. Additionally, upon the completion of our sale of station KUWB – Salt Lake City to Clear Channel Broadcasting, Inc. (which occurred on April 4 2006), the amendment allows for $10 million of the $18.5 million sale proceeds to be used to pay down the rest of the SLTL, allows up to $20 million in repurchases of our common stock and extends the facility’s maturity to May 2009. Our amendment to the SLTL eliminates all financial covenants effective December 31, 2005, reduces the prepayment penalty and requires that $10 million of the KUWB sales proceeds be used to repay and terminate the facility.

         Copies of our Amended Foothill Facility and the SLTL are attached hereto as exhibits and are incorporated herein by reference in their entirety.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

         See disclosure under Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

`      (c) Exhibits

10.1	Third Amendment to the Second Amended and Restated Loan and Security Agreement by and among ACME Television, LLC, the Lenders that are signatories thereto and Fortress Credit Corp., as Arranger and Administrative Agent, dated March 29, 2006.

10.2	Third Amended and Restated Loan Agreement by and among ACME Television, LLC, the Lenders that are signatories thereto and Wells Fargo Foothill, Inc., as Arranger and Administrative Agent, dated March 29, 2006.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2006	ACME Communications, Inc. By: /s/ Thomas D. Allen Thomas D. Allen Executive VP & Chief Financial Officer